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As filed with the Securities and Exchange Commission on December 27, 2005

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CKX, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7812 (Primary Standard Industrial Classification Code Number)	27-0118168 (I.R.S. Employer Identification Number)

650 Madison Avenue
New York, New York 10022
(212) 838-3100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Mr. Robert F.X. Sillerman
Chairman and Chief Executive Officer
CKX, Inc.
650 Madison Avenue
New York, New York 10022
(212) 838-3100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Alan I. Annex, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200

        Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

        If the only Securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.01 par value per share(3)	15,339,286 shares	$14.37	$220,425,540	$23,586

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of our common stock on December 22, 2005, as reported on The Nasdaq National Market.

(3)
Such shares are being registered for resale from time to time by certain selling stockholders.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell all of these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 27, 2005

Prospectus

CKX, Inc.

15,339,286 shares

Common Stock

        This prospectus is being filed to meet our company's contractual obligation to register the offer and sale from time to time of up to 14,364,223 shares of our outstanding common stock and up to 975,063 shares of our common stock issuable upon the exercise of warrants on behalf of two affiliated institutional investors named in this prospectus that acquired the shares and certain warrants in connection with their investment in our company. If required we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information under the heading "Where You Can Find Additional Information."

        Neither our company nor any member of our management is offering or selling shares under this prospectus nor will they receive any of the proceeds from the sale of the shares. However, we will receive the proceeds from the exercise of the warrants, if they are exercised.

        Until February 7, 2006, the selling stockholders named in this prospectus are limited to selling under this prospectus in any given day an aggregate number of shares equal to the lesser of (X) 1% of the average daily trading volume for the five trading days immediately preceding the day on which such stockholders seek to sell shares, and (Y) 1 1/2% of the total daily trading volume on the day that such stockholders seek to sell shares. By way of example, the average daily trading volume for the three months immediately preceding the date of this prospectus was approximately 120,000 shares. Assuming the average daily trading volume for the five trading days immediately preceding the date of sale is 120,000 shares and the daily trading volume on the date of sale is 100,000 shares, the selling stockholders would not be permitted to sell more than 1,200 shares that day, which represents the lesser of 1% of the average daily trading volume for the five trading days preceding the date of sale (1,200 shares) and 1 1/2% of the total daily trading volume on such day (1,500 shares). As a further illustration, assuming the average daily trading volume for the five trading days immediately preceding the date of sale is 120,000 shares and the daily trading volume on the date of sale is 40,000 shares, the selling stockholders would not be permitted to sell more than 600 shares that day, which represents the lesser of 1% of the average daily trading volume for the five trading days preceding the date of sale (1,200 shares) and 1 1/2% of the number of shares traded on the date of sale (600 shares).

        After February 7, 2006, such stockholders may sell shares under this prospectus without volume limitations.

        The prices at which such stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions.

        Our common stock is quoted on The NASDAQ National Market® under the symbol "CKXE." On December 22, 2005, the closing sale price for our common stock as reported on The NASDAQ National Market® was $14.36 per share.

        This prospectus should be read in conjunction with the documents incorporated by reference herein. We have not authorized anyone to provide you with different information.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     2005.

        You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information from that contained in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that address, among other things, the popularity of our entertainment properties, our ability to retain key executives, the willingness of third parties to continue to produce, distribute and promote our entertainment properties, market acceptance of our products and services, expansion into new targeted markets, product development, sales and marketing strategies, development and maintenance of strategic alliances, technological advancement, use of proceeds, projected capital expenditures, liquidity and availability of additional funding sources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intends," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of such terms or other comparable terminology. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. We undertake no obligation beyond that required by law to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

        In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

i

SUMMARY

        This summary does not contain all of the information that may be important to you. You should read the following summary together with the more detailed information and financial statements, including the notes to those statements, appearing elsewhere in or incorporated by reference into this prospectus. Except where the context requires otherwise, in this prospectus the terms "company," "CKX," "we," "us" and "our" refer to CKX, Inc., and, where appropriate, its subsidiaries. You should carefully consider all information in this prospectus, including the matters discussed in "Risk Factors" beginning on page 4.

CKX, INC.

Our Business

        We are engaged in the ownership, development and commercial utilization of entertainment content. To date, we have focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley (1935-1977), the operations of Graceland and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and more than 30 local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. We plan to continue to make strategic acquisitions of, or partner or align with, companies or individuals that control various forms of established entertainment content.

        Our existing properties have generated recurring revenues across multiple platforms, including music, film and television; sponsorship, licensing and merchandising; artist management; themed attractions and touring/live events. We are in active discussions with companies and individuals that control other popular entertainment content. We believe our recent acquisitions, together with the infrastructure our senior management has built and continues to develop, will support the anticipated growth of our business and enable us to effectively manage the content we already own and additional content we develop or acquire in the future.

Presley Business

        On February 7, 2005, we acquired an 85% interest in the entities which own and/or control the commercial utilization of the name, image and likeness of Elvis Presley, the operation of the Graceland museum and related attractions, as well as revenue derived from Elvis Presley's television specials, films and certain of his recorded musical works.

        We believe the name, image and likeness of Elvis Presley, as well as related intellectual property assets, are prime examples of the type of content that offers opportunities to generate increased revenues from diverse platforms and distribution channels. While, to date, the Presley business has been successful in accomplishing its primary goal of protecting and preserving the legacy of Elvis Presley, we believe there is a significant opportunity to further enhance the image of Elvis Presley and develop commercial opportunities for the Presley business. For example, we, together with our advisor Bear, Stearns & Co. Inc., are exploring opportunities to bring Elvis-related attractions and/or themed venues to Las Vegas and other strategic locations throughout the world, including Asia, the Middle East and Europe.

        We are committed to preserving the integrity of the Elvis legacy and to judiciously selecting future commercial opportunities. We have provided for a close and continuing relationship with Lisa Marie Presley and Priscilla Presley. Lisa Marie Presley has retained a 15% interest in the Presley business and is a stockholder in our company. Priscilla Presley is a director of our company and has been engaged as a consultant, under a ten-year consulting agreement.

19 Entertainment

        On March 17, 2005, we acquired 19 Entertainment Limited and entered into a long-term employment agreement with Simon Fuller, its founder and the creative force behind its most successful projects. Mr. Fuller continues to oversee the operations of 19 Entertainment and its subsidiaries and plays a key role in planning and implementing our overall creative direction. 19 Entertainment strategically develops and retains an ownership interest in content specifically tailored for distribution across various entertainment platforms in order to capitalize on multiple revenue opportunities.

        19 Entertainment, based in the United Kingdom, is a leading creator, producer and promoter of entertainment properties. Since forming 19 Entertainment in 1985, Mr. Fuller has been instrumental in creating, developing and marketing multiple globally successful and profitable entertainment properties, including the Spice Girls, S Club 7 and the IDOLS television show format, which has been broadcast in over 30 countries around the world, and have set notable viewership records in the United States, the United Kingdom, Finland, Germany, the Netherlands, Australia and New Zealand, among other markets. Each of these was conceived as a multi-platform entertainment property and has experienced substantial success on a worldwide basis, generating multiple revenue streams, including recorded music, music publishing, television, film, merchandising, sponsorship, artist management and promotion.

        19 Entertainment is continually and actively involved in the development of new entertainment properties. For example, "So You Think You Can Dance," a dance-based talent search television program created and co-owned by 19 Entertainment and Dick Clark Productions was broadcast in the United States on the Fox Television Network in the summer of 2005. In addition, 19 Entertainment has entered into a joint venture with David Beckham and Victoria Beckham. We believe this relationship with the Beckhams creates an ideal opportunity to develop and share in new and valuable content and relationships, each offering multiple revenue opportunities across various entertainment platforms and distribution channels. We recently announced plans for The David Beckham Academy, which will be developed in partnership with Anschutz Entertainment Group and will offer soccer training facilities and programs for children of all skill levels. The first facility opened in London in September 2005 and a sister academy is scheduled to open in Los Angeles in 2006.

MBST

        On August 9, 2005, we acquired Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc., a leading manager of comedic talent and producer of motion pictures and television programming, which will be referred to in this prospectus as MBST. MBST is a full service management company with a roster of more than 35 clients, representing an array of Oscar, Tony, Emmy and Grammy winning artists including Robin Williams, Billy Crystal and Woody Allen. In addition to its management activities, MBST has been a producer of numerous motion pictures and television productions over the years, including Arthur, Good Morning Vietnam, Throw Momma From the Train, The Vanishing and The Greatest Game Ever Played.

        Our principal executive offices are located at 650 Madison Avenue, New York, New York 10022 and our telephone number is (212) 838-3100. We maintain a website at www.ckx.com. The information contained on our website is not incorporated by reference and does not constitute a part of this prospectus.

THE OFFERING

Common stock offered	15,339,286 shares.
Use of proceeds	Neither our company nor any member of our management will receive any of the proceeds of sales of common stock by the selling stockholders.
The NASDAQ National Market® symbol	CKXE.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus before purchasing our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected, the value of our common stock could decline, and you may lose all or part of your investment. The risks and uncertainties described below are those that we currently believe may materially affect our company.

Risks Related to Our Business

We are dependent upon a limited number of properties which may, over time, decline in popularity.

        We rely heavily upon the continued appeal of the IDOLS brand, including the American Idol series in the United States and, to a lesser extent, its foreign adaptations. Our revenues and income derived from those television programs depend primarily upon the initial and continued acceptance of that programming by the public. Public acceptance of particular programming is dependent upon, among other things, the quality of the programming, the strength of networks on which the programming is broadcast, the promotion and scheduling of the programming and the quality and acceptance of competing television programming and other sources of entertainment and information. Popularity of programming can also be negatively impacted by excessive broadcasting or telecasting of the programming beyond viewers' saturation thresholds. Any one or more of these factors could result in the IDOLS television series losing its popularity among viewers. Regardless of the reason, a decline in the number of television viewers who tune in to the American Idol series and its foreign adaptations could result in lower advertising revenues for the networks that broadcast television shows based on the IDOLS brand and hurt our ability to sell future IDOLS format shows. This, in turn, would have a material adverse effect on our business, operating results and financial condition.

        We also rely upon the continued popularity of Elvis Presley and the market for products that exploit his name, image and likeness. Although we believe that Elvis' fans will continue to visit Graceland and purchase Elvis-related merchandise, any tarnishing of the public image of Elvis Presley could materially negatively impact our business and results of operations. Moreover, as the life, times and artistic works of Elvis grow more distant in our past, his popularity may decline. If the public were to lose interest in Elvis or form a negative impression of him, our business, operating results and financial condition would be materially and adversely affected.

We have a short operating history with respect to our current and proposed businesses, so it will be difficult for investors to predict our future success.

        Our company had no active operations between September 2002 and February 7, 2005, the date on which a management group led by Robert F.X. Sillerman acquired control of our company and we acquired the Presley business. As a result, we have no meaningful operating history for you to evaluate in assessing our future prospects. You must consider our business and prospects in light of the risks and difficulties we will encounter as a company with a limited operating history in our current and proposed businesses. If we are unable to successfully address these risks and difficulties, our business and operating results could be materially adversely affected.

Our success depends, to a significant degree, on our relationships with third parties, including our co-producers, television broadcasters, and record companies.

        Our ability to exploit new entertainment content depends on our ability to have that content produced and distributed on favorable terms. Although we have strong relationships in the entertainment industry, there can be no guarantee that these relationships will endure or that our production and distribution partners will honor their obligations to us. For example, we depend heavily on the companies that co-produce and broadcast the American Idol series in the United States, namely Fox Broadcasting Company and FremantleMedia North America, Inc. Similarly, we depend on an affiliate of Sony BMG Music Entertainment, to make and distribute recordings by IDOLS winners in the United States, the United Kingdom and other significant markets and to pay us royalties on record sales and advance us monies against those royalties. We advance funds to the winners, after they sign recording contracts, from the monies we receive from Sony BMG. Any failure of FremantleMedia, Fox, Sony BMG or other third parties on whom we rely to continue to honor their obligations to us and adhere to our past course of dealing and conduct would have a material adverse effect on our ability to realize continued revenues from the American Idol platform.

If we are unable to complete future acquisitions, our business strategy and stock price may be negatively affected.

        Our ability to identify and take advantage of attractive acquisition opportunities in the future is an important component in the implementation of our overall business strategy. We may be unable to identify, finance or complete acquisitions in the future. If the trading price of our common stock reflects the market's expectation that we will complete acquisitions in the future, then the price of our common stock may drop if we are unable to complete such acquisitions.

        Even if we are able to complete future acquisitions, they could result in our:

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  incurrence of unanticipated liabilities or contingencies from such acquisitions;

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  incurrence of potential operating losses from such acquisitions;

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  engagement in competition with a larger universe of companies;

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  incurrence of costs relating to possible additional regulatory requirements and compliance costs;

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  issuance of more capital stock, which may dilute our stockholders' percentage ownership in our company;

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  incurrence of additional amounts of debt; and/or

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  amortization of additional expenses related to goodwill and other intangible assets.

If we are unable to integrate our recent and future acquisitions, our overall business may suffer.

        The successful integration of the Presley business, 19 Entertainment and MBST and the acquisition and integration of any additional businesses we may acquire in the future are key elements of our business strategy. The acquisition and integration of additional businesses involve risks, including:

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  the diversion of management's time and attention away from operating our business to acquisition and integration challenges;

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  our entry into markets and geographic areas where we have limited or no experience;

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  the potential loss of key employees, artists or customers of the acquired businesses;

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  the potential need to implement or remediate controls, procedures and policies appropriate for a public company at businesses that prior to the acquisition lacked these controls, procedures and policies;

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  the integration of culturally diverse employees; and

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  the need to integrate each business' accounting, information management, human resources, contract and intellectual property management and other administrative systems to permit effective management.

        We may be unable to effectively integrate businesses we have acquired or may acquire in the future without encountering the difficulties described above. Failure to effectively integrate such businesses could have a material adverse effect on our business, prospects, results of operations or financial condition. In addition, the combined companies may not benefit as expected from the integration.

We may not be able to manage our expected growth, which could adversely affect our operating results.

        We intend to continue to significantly grow our company's business. Our anticipated growth could place a strain on our management, employees and operations. Our ability to compete effectively and to manage our future growth effectively will depend on our ability to implement and improve financial and management information systems on a timely basis and to effect changes in our business, such as implementing internal controls to handle the increased size of our operations and hiring, training, developing and managing an increasing number of experienced management-level and other employees. Unexpected difficulties during expansion, the failure to attract and retain qualified employees or our inability to respond effectively to recent growth or plan for future expansion, could adversely affect our results of operations.

Certain affiliates, minority interests and third parties have the right to exploit our intellectual property for commercial purposes and may exercise those rights in a manner that negatively affects our business.

        Certain partners, co-owners and third party licensees have the right to commercially exploit certain of our intellectual property, including through shared music publishing rights and film and television distribution agreements. We receive a share of the resulting revenue. Our revenue share under such agreements depends on the third party's ability to successfully market that content. If such third party exploits our intellectual property in a manner that diminishes its value, or adversely affects the goodwill associated with such intellectual property, there may be a material adverse effect on our business, prospects, financial condition, results of operations or cash flow and, ultimately, the price of our common stock.

Our intellectual property rights may be inadequate to protect our business.

        Our intellectual property, including the rights to the name, image and likeness of Elvis Presley, and the name, trademark and service mark "American Idol," is material to our operations. If we do not or cannot protect our material intellectual property rights against infringement or misappropriation by third parties, (whether for legal reasons or for business reasons relating, for example, to the cost of litigation), our revenues may be materially adversely affected.

        We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright, rights of publicity, and other laws, as well as licensing agreements and confidentiality and assignment agreements. Because of the differences in foreign trademark, patent, copyright and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in one country as in another. Although we believe that our intellectual property is enforceable in most jurisdictions, we cannot guarantee such validity or enforceability. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition and results of operations.

        We rely on trademarks, trade names, and brand names to distinguish our products, services and content from those of our competitors, and have registered or applied to register some of these trademarks. In addition, FremantleMedia has registered on our behalf some trademarks, which we co-own, including the trademarks "American Idol" and "Pop Idol" and their logos. With respect to applications to register trademarks that have not yet been accepted, we cannot assure you that such applications will be approved. Third parties may oppose the trademark applications, seek to cancel existing registrations or otherwise challenge our use of the trademarks. If they are successful, we could be forced to re-brand our products, services and content, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. We also grant third parties the right to use our trademarks. In an effort to preserve trademark rights, we enter into license agreements with these third parties which govern the use of the trademarks, and which require our licensees to abide by quality control standards with respect to the goods and services that they provide under the trademarks. Although we make efforts to police the use of the trademarks by our licensees, we cannot make assurances that these efforts will be sufficient to ensure that our licensees abide by the terms of their licenses. In the event that our licensees fail to do so, the trademark rights could be diluted, or subject to challenge or invalidation.

        Although we rely on copyright laws to protect the works of authorship created by us or transferred to us via assignment or by operation of law as work made for hire, we do not typically register our works. Copyrights in works of U.S. origin authored after January 1, 1978 exist as soon as the works are authored and fixed in a tangible medium; however, the works must be registered before the copyright owners may bring an infringement action in the United States. Furthermore, if a copyrighted work of U.S. origin is not registered within three months of publication of the underlying work or before the act of infringement, the copyright owner cannot recover statutory damages or attorneys' fees in any U.S. enforcement action; rather, the owner must prove he suffered actual damages or lost profits. Accordingly, if one of our unregistered works of U.S. origin is infringed by a third party, we will need to register the work before we can file an infringement suit in the United States, and our remedies in any such infringement suit could be limited. Furthermore, copyright laws vary from country to country. Although copyrights that arise under U.S. and U.K. law will be recognized in most other countries (as most countries are signatories of the Berne Convention and the Universal Copyright Convention), we cannot guarantee that courts in other jurisdictions will afford our copyrights with the same treatment as courts in the United States or the United Kingdom.

        In addition to copyright and trademark protection, we rely on the rights of publicity to prevent others from commercially exploiting Elvis Presley's name, image and likeness. At this time, there is no federal statute protecting our rights of publicity to Elvis Presley's name, image and likeness. As a result, we must rely on state law to protect these rights. Although most states have recognized the rights of publicity to some extent, not all 50 states have expressly done so through their statutes or their respective common law and certain of those states which have recognized such rights, have imposed certain limitations on the enforcement of these rights. Consequently, there is no guarantee that the rights of publicity are enforceable in every state. Additionally, many countries outside of the United States do not recognize the rights of publicity at all or do so in a more limited manner. Consequently, there is no guarantee that we will be able to enforce our rights of publicity in these countries.

        As we seek in the future to acquire an owner of content, we will be required to perform extensive due diligence in numerous domestic and foreign jurisdictions, both on the content we seek to acquire, and on the laws of the applicable jurisdiction to protect such content, which will increase the costs associated with such acquisitions.

The departure of or failure to recruit key personnel could have a detrimental effect on us.

        Our success will depend to a significant extent upon a limited number of members of senior management and other key employees, particularly Robert F.X. Sillerman, our Chairman and Chief Executive Officer, and Simon Fuller, the Chief Executive Officer of 19 Entertainment. The loss of the services of either of Messrs. Sillerman or Fuller, or one or more key managers or other key creative, marketing or management employees could have a material adverse effect on our business, operating results or financial condition. In addition, we believe that our future success will depend in large part upon our ability to attract and retain additional management and marketing personnel. There can be no assurance we will be successful in attracting and retaining such personnel, and the failure to do so would have a detrimental effect on our business, financial condition and results of operations.

We may not be able to obtain additional financing on favorable terms, or at all.

        We expect that we will also require additional financing over time. The terms of any additional financing we may be able to procure are unknown at this time. Our access to third party sources of capital will depend, in part, on:

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  general market conditions;

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  the market's perception of our then-current performance and growth potential;

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  our then-current debt levels;

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  our then-current and expected future earnings;

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  our cash flow; and

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  the market price per share of our common stock.

        Any future debt financing or issuances of preferred stock that we may make will be senior to the rights of holders of our common stock, and any future issuances of equity securities will result in the dilution of the then-existing stockholders' proportionate equity interest.

Our overhead costs may materially adversely affect our financial position and/or stock price.

        We expect to incur substantial overhead costs, including in connection with long-term employment agreements with our key executives and the long-term lease for our corporate offices, in anticipation of completing future acquisitions. If we are unable to complete acquisitions in the future or create substantial internal growth, our overhead costs would be disproportionately high for a company of our size and our income may be insufficient to pay for these overhead costs.

Certain of our obligations require that a significant part of our cash flow be used to fund these obligations.

        The annual dividend requirements on our outstanding Series B Convertible Preferred Stock total $1,826,000 and the annual payments on a note payable to Priscilla Presley are $550,000. In addition to making dividend payments on our preferred stock and interest payments on the Presley note, under the terms of a stockholders agreement and charter and the operating agreement of certain of our subsidiaries, we are required to make future minimum annual distributions of $1.2 million for each full calendar year to The Promenade Trust, a Tennessee grantor trust established for the benefit of Lisa Marie Presley.

        Our obligations could have important consequences to us and investors in our securities. These include:

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  We will have to use a significant part of our cash flow to pay the dividends on the Series B Convertible Preferred Stock and to satisfy the other obligations set forth above, which will reduce the capital available for operations and expansion;

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  We may not be able to satisfy all of our obligations, including, but not limited to, our obligations under our Series B Convertible Preferred Stock; and

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  We could have difficulties obtaining necessary financing in the future for working capital, capital expenditures, debt service requirements, refinancings or other purposes.

We intend to continue to expand our operations internationally, which will expose us to new risks.

        A key element of our business strategy, which we have begun to implement through the acquisition of 19 Entertainment, is to expand our operations internationally, both through acquisitions and internal growth. Such expansion will require us to understand local customs, practices and competitive conditions as well as develop a management infrastructure to support our international operations. International operations, including operating the business of 19 Entertainment, are also subject to certain risks inherent in doing business abroad, including:

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  fewer intellectual property protections and the potential difficulty in enforcing intellectual property rights in some foreign countries;

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  general economic and political conditions in the countries where we operate may have an adverse effect on our operations in those countries or may not be favorable to our growth strategy;

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  foreign customers may have longer payment cycles than customers in the United States;

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  tax rates in some foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

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  challenges caused by distance, language and cultural differences;

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  unexpected changes in regulatory requirements;

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  the difficulties associated with managing a large organization spread throughout various countries;

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  the risk that foreign governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on our business and market opportunities; and

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  the difficulty of enforcing agreements and collecting receivables through some foreign legal systems.

        As we continue to expand our business internationally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations, including the operations of 19 Entertainment. Any of these risks could adversely affect the operations of 19 Entertainment and any of our other international operations and, consequently, our business, financial condition and results of operations.

To the extent our revenues are paid in foreign currencies, and currency exchange rates become unfavorable, we may lose some of the economic value of the revenues in U.S. dollar terms.

        As we expand our international operations, more of our customers may pay us in foreign currencies. Currently, we receive payments from FremantleMedia with respect to our IDOLS agreement in U.S. dollars and U.K. pounds sterling. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates. If the currency exchange rates were to change unfavorably, the value of net receivables we receive in foreign currencies and later convert to U.S. dollars after the unfavorable change would be diminished. This could have a negative impact on our reported operating results. Hedging strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures, that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations. Additionally, hedging programs expose us to risks that could adversely affect our operating results, including the following:

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  We have limited experience in implementing or operating hedging programs. Hedging programs are inherently risky and we could lose money as a result of poor trades;

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  We may be unable to hedge currency risk for some transactions because of a high level of uncertainty or the inability to reasonably estimate our foreign exchange exposures; and

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  We may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where we do business, or, where these derivatives are available, we may not be able to acquire enough of them to fully offset our exposure.

We depend upon distributions from our operating subsidiaries to fund our operations and may be subordinate to the rights of their existing and future creditors.

        We conduct substantially all of our operations through our subsidiaries. Our subsidiaries must first satisfy their cash needs, which may include salaries of our executive officers, insurance, professional fees and service of indebtedness that may be outstanding at various times. Financial covenants under future credit agreements, or provisions of the laws of Delaware, where we are organized, or Tennessee or England and Wales, where certain of our subsidiaries are organized, may limit our subsidiaries' ability to make sufficient dividend, distribution or other payments to us. Creditors of our subsidiaries (including trade creditors) will be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. By virtue of our holding company status, our Series B Convertible Preferred Stock, which is held by The Promenade Trust for the benefit of Lisa Marie Presley, is structurally junior in right of payment to all existing and future liabilities of our subsidiaries. The inability of our operating subsidiaries to make distributions to us could have a material adverse effect on our business, financial condition and results of operations.

The concentration of ownership of our capital stock with our executive officers and directors and their affiliates will limit your ability to influence corporate matters.

        As of December 22, 2005, our executive officers and directors together beneficially own approximately 47.8% of our outstanding capital stock. In particular, Mr. Sillerman, our chief executive officer and chairman of our board of directors, beneficially owns approximately 34.8% of our outstanding capital stock. Mr. Sillerman therefore has the ability to influence our management and affairs and the outcome of matters submitted to stockholders for approval, including the election and removal of directors, amendments to our charter, approval of any equity-based employee compensation plan and any merger, consolidation or sale of all or substantially all of our assets. This concentrated control may limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our common stock could be adversely affected.

Our management information, internal controls and financial reporting systems will need further enhancements and development to comply with the Sarbanes-Oxley Act of 2002, including to address certain identified deficiencies and material weaknesses.

        Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that we will be required to evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2006. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent registered public accounting firm report on management's evaluation of our system of internal controls. We are in the process of documenting and testing our system of internal controls to provide the basis for this report. In connection with the audit of the financial statements of the Presley business for the year ended December 31, 2004, Deloitte & Touche LLP has identified certain material weaknesses in internal controls which existed prior to our acquiring control of the Presley business, including deficiencies in the number of accounting staff, the financial closing and reporting process, accounting for licensing arrangements and inventory management. Since acquiring the Presley business, we have been working to address the deficiencies and material weaknesses identified, including hiring a new Vice President of Finance and other accounting staff, engaging an outside consultant to review the control environment and upgrading systems and controls at the Presley business. In addition, in connection with the review of the financial statements for the period ended March 31, 2005, Deloitte & Touche LLP (UK) issued a management letter that identified reportable conditions which existed prior to our acquiring control of 19 Entertainment. These reportable conditions include the lack of documentation of certain controls and the need to evaluate the adequacy of the existing accounting staff, financial closing and reporting process, accounting policies and income tax accounting following 19 Entertainment's acquisition by a publicly traded company in the United States. Similar to the Presley business, we have been working since the acquisition to address these reportable conditions through various steps, including hiring a new Finance Director and engaging an outside consultant to review the control environment and upgrade systems and controls. We have also identified deficiencies in internal controls at MBST, which we are addressing in a manner similar to those of the Presley and 19 Entertainment businesses. Any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

        Further, the growth and diversification of our business through acquisitions complicates the process of developing, documenting and testing internal controls. Owners of content we may seek to acquire may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are subject to extensive governmental regulation, and our failure to comply with regulations could adversely affect our results of operations, financial condition and business.

        Our businesses are regulated by governmental authorities in the jurisdictions in which we operate. Because our operations are international, we must comply with diverse and evolving regulations. These regulations relate to, among other things, management, licensing, foreign investment, use of confidential customer information and content. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental authorities could have adverse effects on us, including increased costs of compliance. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities.

Our business involves risks of liability associated with entertainment content, which could adversely affect our business, financial condition or results of operations.

        As an owner and developer of entertainment content, we may face potential liability for any of:

  •
  defamation;

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  invasion of privacy;

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  copyright infringement;

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  actions for royalties and accountings;

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  trademark misappropriation;

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  trade secret misappropriation;

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  breach of contract;

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  negligence; and/or

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  other claims based on the nature and content of the materials distributed.

        These types of claims have been brought, sometimes successfully, against broadcasters, publishers, merchandisers, online services and other developers and distributors of entertainment content. We could also be exposed to liability in connection with material available through our Internet sites. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us.

Risks Related to Our Common Stock

We do not anticipate paying dividends on our common stock in the foreseeable future, and the lack of dividends may have a negative effect on our stock price.

        We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the terms of any future debt agreements we may enter into are likely to prohibit or restrict, the payment of cash dividends on our common stock.

Certain provisions of Delaware law and our charter documents could discourage a takeover that stockholders may consider favorable.

        Certain provisions of Delaware law and our certificate of incorporation and by-laws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

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  Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, subject to the right of the stockholders to elect a successor at the next annual or special meeting of stockholders, which limits the ability of stockholders to fill vacancies on our board of directors.

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  Our stockholders may not call a special meeting of stockholders, which would limit their ability to call a meeting for the purpose of, among other things, voting on acquisition proposals.

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  Our by-laws may be amended by our board of directors without stockholder approval, provided that stockholders may repeal or amend any such amended by-law at a special or annual meeting of stockholders.

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  Our by-laws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written action in lieu of a meeting.

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  Our certificate of incorporation does not provide for cumulative voting in the election of directors, which could limit the ability of minority stockholders to elect director candidates.

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  Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders' meeting. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of our company.

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  Our board of directors may authorize and issue, without stockholder approval, shares of preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire our company.

        As a Delaware corporation, by an express provision in our certificate of incorporation, we have elected to "opt out" of the restrictions under Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

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  Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  On or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation's outstanding voting securities.

        A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation's outstanding voting shares. We elected to "opt out" of Section 203 by an express provision in our original certificate of incorporation. However, following this offering and subject to certain restrictions, we may elect by an amendment to our certificate of incorporation to be subject to Section 203. Such an amendment would not, however, restrict a business combination between us and an interested stockholder if that stockholder became an interested stockholder prior to the effective date of such amendment.

        Our certificate of incorporation may only be amended by the affirmative vote of a majority of the outstanding shares of common stock at an annual or special meeting of stockholders and specifically provides that our board of directors is expressly authorized to adopt, amend or repeal our by-laws. The by-laws additionally provide that they may be amended by action of the stockholders at an annual or special meeting, except for certain sections relating to indemnification of directors and officers.

USE OF PROCEEDS

        The proceeds from the sale of each selling stockholder's common stock will belong to that selling stockholder. Neither our company nor any member of our management will receive any proceeds from such sales. However, we may receive proceeds from the exercise of the warrants held by the selling stockholders if they are exercised. The maximum amount that we would receive if the selling stockholders exercise all of their warrants is $1,950,126. Any funds received from the exercise of the warrants will be used for general corporate purposes.

SELLING STOCKHOLDERS

        Pursuant to a Stock Purchase Agreement dated February 7, 2005, the selling stockholders purchased from our company (a) 2,172,400 shares of Series A Convertible Redeemable Preferred Stock, (b) 3,706,052 newly issued shares of common stock, (c) warrants to purchase 1,860,660 shares of common stock at $1.00 per share, (d) warrants to purchase 1,860,660 shares of common stock at $1.50 per share, and (e) warrants to purchase 1,860,661 shares of common stock at $2.00 per share. On March 15, 2005, the selling stockholders exercised warrants to purchase 4,606,918 shares of our common stock. On March 21, 2005, the selling stockholders exercised their rights to convert all of their 2,172,400 shares of Series A Convertible Redeemable Preferred Stock into 6,051,253 shares of common stock. Selling stockholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell the common stock pursuant to this prospectus or any applicable prospectus supplement.

        In connection with the purchase of the shares described above, we entered into a Registration Rights Agreement with the selling stockholders, dated as of February 7, 2005, in which we granted certain registration rights to the selling stockholders. On June 6, 2005, we entered into a letter agreement with the selling stockholders that amends the terms of the Registration Rights Agreement. Under the letter agreement, we agreed to file the Registration Statement of which this prospectus forms a part and the selling stockholders agreed to the volume limitations on their sale of shares of common stock described below. In addition, the letter agreement gives the selling stockholders the right to require us to register up to 4,606,918 shares of common stock held by them in our next registration statement if we effect an underwritten public offering of shares of our common stock.

        Edwin M. Banks, an affiliate of the selling stockholders, serves as a member of the board of directors of our company.

        Until February 7, 2006, the selling stockholders named in this prospectus are limited to selling under this prospectus in any given day an aggregate number of shares equal to the lesser of (X) 1% of the average daily trading volume for the five trading days immediately preceding the day on which such stockholders seek to sell shares, and (Y) 1 1/2% of the total daily trading volume on the day that such stockholders seek to sell shares. By way of example, the average daily trading volume for the three months immediately preceding the date of this prospectus was approximately 120,000 shares. Assuming the average daily trading volume for the five trading days immediately preceding the date of sale is 120,000 shares and the daily trading volume on the date of sale is 100,000 shares, the selling stockholders would not be permitted to sell more than 1,200 shares that day, which represents the lesser of 1% of the average daily trading volume for the five trading days preceding the date of sale (1,200 shares) and 1 1/2% of the total daily trading volume on such day (1,500 shares). As a further illustration, assuming the average daily trading volume for the five trading days immediately preceding the date of sale is 120,000 shares and the daily trading volume on the date of sale is 40,000 shares, the selling stockholders would not be permitted to sell more than 600 shares that day, which represents the lesser of 1% of the average daily trading volume for the five trading days preceding the date of sale (1,200 shares) and 1 1/2% of the number of shares traded on the date of sale (600 shares).

        After February 7, 2006, such stockholders may sell shares under this prospectus without volume limitations.

        Other than sales of shares of common stock under this prospectus, which are subject to the volume limitations described above, the selling stockholders have agreed not to dispose of or otherwise transfer certain securities of our company until February 7, 2006, including 3,706,052 shares of common stock received by the selling stockholders in connection with their investment in our company, warrants to purchase common stock in our company held by the selling stockholders and 975,063 shares of common stock issuable upon the exercise of such warrants. The lock-up agreement does not cover 4,606,918 shares of common stock received by the selling stockholders on March 15, 2005 upon the exercise of outstanding warrants, which shares may be sold pursuant to this registration statement, subject to the volume restrictions limitations above, as well as pursuant to an exemption from registration, e.g. privately negotiated transactions. In addition, the lock up agreement does not cover 6,051,253 shares of common stock which were received by the selling stockholders upon conversion of shares of Series A Convertible Redeemable Preferred Stock, which shares may sold pursuant to this registration statement, subject to the volume limitations described above, as well as pursuant to an exemption from registration, e.g. privately negotiated transactions, provided that any purchaser thereof agrees not to sell, transfer or otherwise dispose of such shares prior to April 7, 2006. Sales of shares in privately negotiated transactions and not pursuant to this registration statement are not subject to the volume restrictions described above.

        The table below assumes the immediate exercise of all warrants to purchase shares of our common stock held by the selling stockholders without regard to other factors which may determine whether such rights of purchase are exercised. These factors include, but are not limited to, the terms of the warrants, and the exercise price of the warrants held by such selling stockholder and its relation to the market price. The selling stockholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 14,364,223 shares of our common stock now owned by them and 975,063 shares issuable to them upon the exercise of warrants that they hold. Subject to the volume limitations described above, the selling stockholders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus, although they are not obligated to do so.

        The following table sets forth: (1) the name of each of the selling stockholders for whom we are registering the resale of shares under this prospectus; (2) the number of shares of our common stock owned by each such selling stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be owned by each such selling stockholder after this offering.

        We prepared the following table based upon information supplied to us by the selling stockholders named in the table, and we have not sought to verify such information. For each selling stockholder, the table below assumes the sale by that selling stockholder of all of its shares of common stock available for resale under this prospectus. There can be no assurance that the selling stockholders will sell any of the shares being registered hereby.

Name	Number of Shares Beneficially Owned Prior to Offering				Number of Shares Beneficially Owned After the Offering
				Shares being Registered for Sale
	Number		Percent		Number	Percent
The Huff Alternative Fund, L.P.(1)	15,009,453	(2)	16.8%	15,009,453	—	*
The Huff Alternative Parallel Fund, L.P.(1)	329,833	(3)	*	329,833	—	*

*
Denotes less than 1.0% beneficial ownership.

(1)
William R. Huff possesses sole power to vote and direct the disposition of all securities held by this selling stockholder, subject to the internal screening and other securities law compliance procedures described below. This entity has in place appropriate internal screening procedures and other securities law compliance policies that from time to time require Mr. Huff to delegate to one or more employees of this entity transaction and/or securities disposition authority with respect to certain entities, including our company. All such employees serve under the ultimate direction, control and authority of Mr. Huff.

(2)
Includes: (a) 14,055,357 shares of common stock owned of record by The Huff Alternative Fund, L.P.; and (b) 954,097 shares of common stock underlying presently exercisable warrants issued to The Huff Alternative Fund, L.P.

(3)
Includes: (a) 308,866 shares of common stock owned of record by The Huff Alternative Parallel Fund, L.P.; and (b) 20,966 shares of common stock underlying presently exercisable warrants issued to The Huff Alternative Parallel Fund, L.P.

PLAN OF DISTRIBUTION

        Subject to the volume limitation described below, the selling stockholders may, from time to time, sell their shares of common stock on The NASDAQ National Market® or in privately negotiated transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. Subject to the volume limitation described below, the selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale.

        Until February 7, 2006, the selling stockholders named in this prospectus are limited to selling under this prospectus in any given day an aggregate number of shares equal to the lesser of (X) 1% of the average daily trading volume for the five trading days immediately preceding the day on which such stockholders seek to sell shares, and (Y) 1 1/2% of the total daily trading volume on the day that such stockholders seek to sell shares. By way of example, the average daily trading volume for the three months immediately preceding the date of this prospectus was approximately 120,000 shares. Assuming the average daily trading volume for the five trading days immediately preceding the date of sale of 120,000 shares and the daily trading volume on the date of sale is 100,000 shares, the selling stockholders would not be permitted to sell more than 1,200 shares that day, which represents the lesser of 1% of the average daily trading volume for the five trading days preceding the date of sale (1,200 shares) and 1 1/2% of the total daily trading volume on such day (1,500 shares). As a further illustration, assuming the average daily trading volume for the five trading days immediately preceding the date of sale is 120,000 shares and the daily trading volume on the date of sale is 40,000 shares, the selling stockholders would not be permitted to sell more than 600 shares that day, which represents the lesser of 1% of the average daily trading volume for the five trading days preceding the date of sale (1,200 shares) and 1 1/2% of the number of shares traded on the date of sale (600 shares).

        After February 7, 2006, such stockholders may sell shares under this prospectus without volume limitations.

        The selling stockholders may sell the shares of capital stock by one or more of the following methods:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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  an exchange distribution in accordance with the rules of the applicable exchange;

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  settlement of short sales entered into after the date of this prospectus;

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  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

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  through the writing of options on the shares;

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  private sales or private transactions; or

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  a combination of any of these methods of sale or any other legally available means, whether or not described in this prospectus.

        At the time a particular offering of shares is made hereunder, to the extent required by Rule 424 under the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, we will file a prospectus supplement setting forth:

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  the number of shares involved;

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  the names of any dealers or agents;

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  the price at which the shares are being offered or purchased;

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  any commissions or discounts or concessions allowed to broker-dealers;

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  any discounts, commissions or other items constituting compensation

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  from the selling stockholders; and

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  any other facts material to the transaction.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        In connection with sales of the shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions only to the extent permitted by the Securities Act and any applicable securities laws of any state of the United States. These broker-dealers may in turn engage in short sales of the shares of common stock and deliver shares of common stock to close out such short positions, or loan or pledge shares of common stock to broker-dealers that may in turn sell such securities. A selling stockholder may pledge or grant a security interest in some or all of the shares of common stock that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling stockholders may also transfer and donate shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be selling stockholders for the purposes of this prospectus.

        To our knowledge, there are currently no plans, arrangements or understanding between the selling stockholders and any underwriters, broker-dealer or agent regarding the sale of the shares of common stock by the selling stockholders. Selling stockholders may decide not to sell all or a portion of the common stock offered by them pursuant to this prospectus. In addition, any selling stockholder may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

        We will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

        The selling stockholders and any other persons participating in the distribution of the common stock will be subject to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which we refer to in this prospectus as the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability to engage in market-making activities with respect to the common stock.

        We are required to pay all costs and expenses directly incurred in connection with the filing and maintenance of the Registration Statement of which this prospectus forms a part and we have agreed to reimburse the selling stockholders for up to $75,000 of the legal fees and expenses of counsel retained by the selling stockholders with respect to the registration and sale of the shares. However, the selling stockholders are responsible for all costs and expenses incurred in connection with the sales of the shares of common stock, including any underwriting, brokerage or transactions fees as well as all legal fees of counsel retained by the selling stockholders with respect to the registration and sale of the shares in excess of $75,000.

        Under the Registration Rights Agreement, we agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to become effective and to keep the registration statement effective for up to 180 days or until all of the securities offered by this registration statement have been sold, whichever occurs first. We also agreed to prepare and file with the SEC all amendments and supplements to the registration statement and this prospectus as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities held by the selling stockholders.

        We have agreed to indemnify the selling stockholders, and the selling stockholders have agreed to indemnify us, against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act, pursuant to the Registration Rights Agreement or will be entitled to contribution in connection with these liabilities.

INTERESTS OF NAMED COUNSEL

        The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, New York, New York. A shareholder of Greenberg Traurig, LLP beneficially owns 374,100 shares of our common stock, 100,000 of which are held in a charitable trust under his control. While such shareholder has voting control over the shares held in the charitable trust, that shareholder does not have any financial interest in such shares.

EXPERTS

        Piercy Bowler Taylor & Kern, independent registered public accounting firm, have audited the consolidated financial statements of CKX, Inc. (formerly Sports Entertainment Enterprises, Inc.) at December 31, 2003 and 2004 and for the years then ended as set forth in their report. We have incorporated by reference the consolidated financial statements of CKX, Inc. (formerly Sports Entertainment Enterprises, Inc.) in this prospectus in reliance on Piercy Bowler Taylor & Kern's report, given on their authority as experts in accounting and auditing.

        The combined statements of operations and royalty income and net assets and cash flows of the Presley business for the nine month period ended September 30, 2004 incorporated in this prospectus by reference from the Company's Form 8-K, filed with the Securities and Exchange Commission on February 8, 2005, and the combined financial statements of the Presley business as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 incorporated in this prospectus by reference from the Company's prospectus (Registration No. 333-123995), filed with the Securities and Exchange Commission on June 22, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of 19 Entertainment as of June 30, 2003 and 2004 and for the years ended June 30, 2002, 2003 and 2004, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP (UK), independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of MBST and its affiliates, Focus Enterprises, Inc. and StepTeco, Inc., as of and for the year ended December 31, 2004 incorporated in this prospectus by reference from the Company's Form 8-K/A, filed with the Securities and Exchange Commission on October 25, 2005, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 with respect to the common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to that Registration Statement. For further information with respect to us and the common stock, we refer you to the Registration Statement and its exhibits. We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. We maintain a website at www.ckx.com. With the exception of the documents we file with the Securities and Exchange Commission, the information contained on our website is not incorporated by reference in this prospectus and you should not consider it part of this prospectus.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the shares of common stock offered by this prospectus are sold. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

        We hereby incorporate by reference the following documents:

  •
  Prospectus (Registration No. 333-123995) filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on June 22, 2005.

  •
  Annual Report on Form 10-KSB for the year ended December 31, 2004 filed on March 31, 2005;

  •
  Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2005 filed on June 24, 2005;

  •
  Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 filed on May 16, 2005;

  •
  Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 filed on August 9, 2005;

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  Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 filed on November 14, 2005;

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  Definitive Proxy Statement on Schedule 14A filed on March 15, 2005;

  •
  Current Reports on Form 8-K/A filed February 11, 2005, March 25, 2005 (excluding Item 9.01), April 18, 2005, May 27, 2005 and October 25, 2005 and Current Reports on Form 8-K filed on February 8, 2005, March 18, 2005 (excluding Item 9.01), March 25, 2005, July 27, 2005, August 2, 2005, August 10, 2005 and November 29, 2005; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on January 23, 1989, as amended by Amendment No. 1 to Form 8-A on Form 8-A/A filed with the Securities and Exchange Commission on July 27, 2005.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

CKX, Inc.
650 Madison Avenue
New York, New York 10022
(212) 838-3100

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The expenses (other than underwriting discounts and commissions) payable by CKX, Inc. (the "Registrant") in connection with the sale of the common stock offered in this Registration Statement are as follows:

Securities and Exchange Commission registration fee	$23,586
Printing and engraving expenses	10,000
Legal fees and expenses	80,000
Accounting fees and expenses	20,000

Miscellaneous	$11,414

Total	$145,000

        All expenses are estimated except for the Securities and Exchange Commission registration fee.

Item 15. Indemnification of Directors and Officers

        Delaware General Corporation Law.    Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

        Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith.

        Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        Section 145(e) of the Delaware General Corporation Law states that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

        Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Certificate of Incorporation.    The Registrant's certificate of incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

        Bylaws.    The Registrant's bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the Delaware General Corporation law.

        Insurance Policies.    In addition, the Registrant maintains a liability insurance policy pursuant to which its directors and officers may be indemnified against liabilities that they may incur for serving in their capacities as directors and officers of the Registrant.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

        The following exhibits are included herein or incorporated herein by reference.

Exhibit Number	Description
2.1
Contribution and Exchange Agreement, dated as of December 15, 2004 by and among the Registrant, The Promenade Trust and RFX Acquisition LLC (previously filed as Exhibit 10.1 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
2.2
Amendment to the Contribution and Exchange Agreement, dated as of February 7, 2005, by and among the Registrant, The Promenade Trust and RFX Acquisition LLC (previously filed as Exhibit 10.2 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
2.3
Stock Purchase Agreement dated as of February 7, 2005, by and among the Registrant and The Huff Alternative Fund, L.P. and affiliates (previously filed as Exhibit 10.7 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
2.4
Agreement for the sale and purchase of the entire issued share capital of 19 Entertainment Limited, dated March 17, 2005 among Simon Robert Fuller, Fuller Nominees LTD, Ingenious Ventures LTD, the Registrant and CKX UK Holdings Limited (previously filed as Exhibit 10.21 to the Form 10-QSB for the three months ended March 31, 2005, and incorporated herein by reference).
4.1	Certificate of Incorporation (previously filed as Exhibit 3.1 to the Form 10-KSB for the year ended December 31, 2004, and incorporated herein by reference).
4.2
Registration Rights Agreement, dated February 7, 2005, between the Registrant and The Huff Alternative Fund, L.P. (previously filed as Exhibit 4.4 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
4.3
Registration Rights Agreement, dated February 7, 2005, between the Registrant and The Promenade Trust (previously filed as Exhibit 4.5 to the Form 8-K/A filed February 11, 2005, and incorporate herein by reference).
4.4
Registration Rights Agreement, dated March 17, 2005, by and among the Registrant, Simon Robert Fuller and Fuller Nominees Limited (previously filed as Exhibit 4.2 to the Form 10-QSB for the three months ended March 31, 2005, and incorporated herein by reference).
4.5
Form of Common Stock Purchase Warrant, dated as of February 7, 2005, to purchase shares of common stock of the Registrant (previously filed as Exhibit 4.6 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).

4.6
Letter Agreement, dated June 6, 2005 among the Registrant, The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P. (previously filed as Exhibit 4.9 to the Form S-1, Amendment No. 3 filed June 21, 2005, and incorporated herein by reference).
5.1	*	Opinion of Greenberg Traurig, LLP.
23.1	*	Consent of Piercy Bowler Taylor & Kern relating to CKX.
23.2	*	Consent of Deloitte & Touche LLP relating to the Presley business.
23.3	*	Consent of Deloitte & Touche LLP (UK) relating to 19 Entertainment.
23.4	*	Consent of Deloitte & Touche LLP relating to MBST.
23.5	*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on signature page of Registration Statement).

*
Filed herewith.

Item 17.    Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  A.
  To include any prospectus required by Section 10(a) (3) of the Securities Act;

  B.
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  C.
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A), (B) and (C) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    2.
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes that:

    1.
    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    2.
    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, County of New York, State of New York, on December 27, 2005.

CKX, INC.
By:	/s/ ROBERT F.X. SILLERMAN Name: Robert F.X. Sillerman Title: Chairman and Chief Executive Officer

        Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Howard J. Tytel and Thomas P. Benson or either of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ROBERT F.X. SILLERMAN Robert F.X. Sillerman	Chairman and Chief Executive Officer (Principal Executive Officer), Director	December 27, 2005
/s/ THOMAS P. BENSON Thomas P. Benson	Chief Financial Officer (Principal Financial and Accounting Officer), Executive Vice President, Director	December 27, 2005
/s/ MITCHELL J. SLATER Mitchell J. Slater	Senior Executive Vice President, Chief Operating Officer, Director, Member of the Office of the Chairman	December 27, 2005
/s/ HOWARD J. TYTEL Howard J. Tytel	Senior Executive Vice President, Director of Legal and Governmental Affairs, Director, Member of the Office of the Chairman	December 27, 2005
/s/ MICHAEL G. FERREL Michael G. Ferrel	President, Director	December 27, 2005

/s/ SIMON FULLER Simon Fuller	Director	December 27, 2005
/s/ EDWIN M. BANKS Edwin M. Banks	Director	December 27, 2005
Edward Bleier	Director
/s/ JERRY L. COHEN Jerry L. Cohen	Director	December 27, 2005
/s/ CARL D. HARNICK Carl D. Harnick	Director	December 27, 2005
/s/ JACK LANGER Jack Langer	Director	December 27, 2005
/s/ JOHN D. MILLER John D. Miller	Director	December 27, 2005
/s/ BRUCE MORROW Bruce Morrow	Director	December 27, 2005
/s/ PRISCILLA PRESLEY Priscilla Presley	Director	December 27, 2005
/s/ BIRAME N. SOCK Birame N. Sock	Director	December 27, 2005

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TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
CKX, INC.
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
INTERESTS OF NAMED COUNSEL
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION BY REFERENCE
PART II
SIGNATURES